                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                               Twelve Months Ended
                                                                   December 31
                                                     ---------------------------------------
                                                        2002          2001          1999
                                                     -----------   -----------   -----------
Net earnings - basic and diluted                     $ 3,000,671   $ 1,806,001   $   930,169
                                                     ===========   ===========   ===========
Weighted average common shares outstanding            12,284,364    12,232,283    12,133,085

Common share equivalents relating to stock
options, warrants                                        144,076       201,432       318,010
                                                     -----------   -----------   -----------
Adjusted common and common equivalent shares
for diluted computation                               12,428,440    12,433,715    12,451,095
                                                     ===========   ===========   ===========
Net Earnings Per Share:
    Basic                                            $      0.24   $      0.15   $      0.08
    Diluted                                          $      0.24   $      0.15   $      0.07

Anti-dilutive options and warrants not included in
the diluted earnings per share computations            1,290,697     1,935,527     2,103,902

The accompanying notes are an integral part of the financial statements.